EXHIBIT 15

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

May 30, 2006

Peter Kiewit Sons', Inc.
1000 Kiewit Plaza
Omaha, Nebraska 68131

Re: Registration Statement on Form S-8 dated May 30, 2006

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 8, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
KPMG LLP

Omaha, Nebraska